Exhibit 99.1

For Immediate Release

Contact: Bill Tanner
404-828-8787

UPS EMPLOYEES APPROVE
NATIONAL MASTER CONTRACT

Business As Usual As UPS and International Brotherhood of Teamsters
Resolve Remaining Issues

ATLANTA, June 25, 2013 -- UPS (NYSE:UPS) employees represented by the International Brotherhood of Teamsters have voted to approve a new contract. While the National Master contract was approved, the union today informed the company that the agreement covering UPS Freight employees and some local agreements will require additional negotiation.

"It will be 'business as usual' while UPS and the IBT resolve remaining issues and Teamster represented employees ratify new agreements," said John McDevitt, UPS Sr. Vice President, Human Resources and Labor Relations.

The National Master contract, which covers approximately 235,000 full- and part-time employees in the United States, was negotiated well in advance of the current contract's expiration of July 31, 2013, and will extend contract coverage through July 31, 2018.

UPS is committed to quickly resolving remaining issues on UPS Freight and supplemental agreements. This is part of the normal negotiating process and UPS is confident that these contracts will be resolved soon.

UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at www.blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.
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